Exhibit 12

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-CSR

CERTIFIED SHAREHOLDER REPORT OF REGISTERED MANAGEMENT

INVESTMENT COMPANIES

Investment Company Act file number    811-21190

       SkyBridge Opportunity Fund LLC

(Exact name of registrant as specified in charter)

527 Madison Avenue-4th Floor

         New York, NY 10022

(Address of principal executive offices) (Zip code)

Marie Noble

SkyBridge Capital II, LLC

527 Madison Avenue-4th Floor

         New York, NY 10022

(Name and address of agent for service)

Registrant’s telephone number, including area code: (212) 485-3100

Date of fiscal year end: March 31

Date of reporting period: September 30, 2024

Form N-CSR is to be used by management investment companies to file reports with the Commission not later than 10 days after the transmission to stockholders of any report that is required to be transmitted to stockholders under Rule 30e-1 under the Investment Company Act of 1940 (17 CFR 270.30e-1). The Commission may use the information provided on Form N-CSR in its regulatory, disclosure review, inspection, and policymaking roles.

A registrant is required to disclose the information specified by Form N-CSR, and the Commission will make this information public. A registrant is not required to respond to the collection of information contained in Form N-CSR unless the Form displays a currently valid Office of Management and Budget (“OMB”) control number. Please direct comments concerning the accuracy of the information collection burden estimate and any suggestions for reducing the burden to Secretary, Securities and Exchange Commission, 450 Fifth Street, NW, Washington, DC 20549-0609. The OMB has reviewed this collection of information under the clearance requirements of 44 U.S.C. § 3507.

Item 1. Reports to Stockholders.

(a)	Include a copy of the report transmitted to stockholders pursuant to Rule 30e-1 under the Act (17 CFR 270.30e-1).

The Report to Shareholders is attached herewith.

SkyBridge Opportunity Fund LLC

Semi-Annual Report

September 30, 2024

(Unaudited)

Important Notice to Shareholders

Beginning on January 1, 2021, as permitted by regulations adopted by the Securities and Exchange Commission, paper copies of the Company’s shareholder reports will no longer be sent by mail, unless you specifically request paper copies of the reports from the Company. Instead, the reports will be made available on www.skybridge.com and you will be notified by mail each time a report is posted and provided with a website link to access the report.

If you already elected to receive shareholder reports electronically, you will not be affected by this change and you need not take any action. You may elect to receive shareholder reports and other communications from the Company electronically by contacting the Company at 1-855-631-5474.

You may elect to receive all future reports in paper free of charge. You can inform the Company that you wish to continue receiving paper copies of your shareholder reports by contacting the Company at 1-855-631-5474.

SkyBridge Opportunity Fund LLC

SkyBridge Opportunity Fund LLC Portfolio Manager’s Comments (unaudited)

OVERVIEW

For the six months ended September 30, 2024, SkyBridge Opportunity Fund LLC (the “Fund”, formerly known as SkyBridge Multi-Adviser Hedge Fund Portfolios LLC – Series G) returned -8.42%, while the HFRI Fund of Funds Composite Index returned 2.64%. The Fund generated a 4.63% return for the month of September 2024 and a 15.44% return for the 2024 calendar year to date.

PORTFOLIO AND POSITIONING

The Fund provides investors with access to a cross-section of alternative investment strategies that offer unique types of risks that are difficult to access directly and are different from those offered by stocks and bonds. The Fund is thematic, dynamic and takes concentrated positions in its highest conviction ideas. As of September 30, 2024, the Fund’s strategy allocations are (approximately) as follows: Macro 35%, Equities 28%, Relative Value 23% and Event Driven 16%.

The Macro book is the Fund’s largest allocation as of September 30 at approximately 35% of Fund net asset value (“NAV”) and includes some of our exposure to Cryptocurrency and Digital Assets. The Macro book is composed of investments focused in digital assets, with approximately one-third of the allocation passively long Bitcoin and the balance invested in hedge funds, including Brevan Howard’s BH Digital fund.

Equity strategies (including Directional Equity, Private Equity, Exchange Traded Funds and Venture Capital) represent approximately 28% of Fund net asset value. The Equity exposure includes, among other things, Canadian ETFs which represent the balance of the Fund’s exposure to cryptocurrency and digital assets, tech-focused long/short fund Coatue, and a direct private equity investment in mobile banking business Chime, for example.

Relative Value is the Fund’s third largest allocation as of September 30 at approximately 23% of NAV. The Relative Value book is now composed entirely of Point72, Millennium and Elliott – three multi-manager funds we view to be core, non-directional, lower-expected-volatility allocations.

The Fund’s Event Driven allocation was approximately 16% of NAV as of September 30. The Event Driven book is composed of structured credit and corporate credit exposures, including allocations to Axonic, Oaktree and Canyon.

This commentary reflects the viewpoints of SkyBridge Capital II, LLC as of September 30, 2024 and is not intended as a forecast or guarantee of future results.

Investment and Strategy Allocations

Breakdown of Investments in Investment Funds 1 2

CUMULATIVE TOTAL RETURN PERFORMANCE

SkyBridge Opportunity Fund LLC’s total return is based on the monthly change in net asset value (NAV) and assumes that all dividends and distributions were reinvested. The following graph compares a hypothetical $1,000 investment made in the Fund’s units on January 1, 2003 to a $1,000 investment made in the HFRI Fund of Hedge Funds Index for the same period. The graph and table do not reflect the deduction of taxes that an investor unitholder would pay on a Fund distribution or redemption of units. The listed returns for the Fund are net of expenses and the returns for the index include expenses. Total returns would have been lower had certain expenses not been reduced.

[1]	Portfolio strategy allocations and strategy classifications are subject to change at any time at the Adviser’s sole discretion.

[2]

Allocations shown reflect rebalancing activity at month-end, but may change at any time. Allocations within the Fund may not total 100% if it is not fully invested. The percentages above are reflective of the underlying managers held by the Fund, not of securities held by the underlying managers.

The table below shows the annualized total returns for SkyBridge Opportunity Fund LLC and HFRI Fund of Funds Composite Index for the same time periods ended September 30, 2024.

Annualized Total Returns [3]	SkyBridge Opportunity Fund LLC	HFRI Fund of Funds Composite Index [4] [5]

One Year	39.43%	10.29%

Five Years	-1.37%	5.44%

Since Fund’s Inception (1/03)	4.29%	3.87%

3

Total return equals income yield plus unit price charge and assumes reinvestment of all dividends and capital gain distributions. Returns are net of fees and may reflect offsets of Fund expenses as described in the prospectus. No adjustment has been made for taxes payable by unitholders on their reinvested dividends and capital gain distributions. Returns for periods greater than one year are annualized. The listed returns on the Fund are net of expenses. All returns are in U.S. dollars ($).

4

The HFRI Fund of Funds Composite Index includes over 500 domestic and offshore constituent funds. Only fund of funds are included in the index. The index is equal-weighted and all funds report assets in USD net of all fees on a monthly basis. Funds must have at least $50 Million under management or have been actively trading for at least twelve (12) months. Unlike the Fund, HFRI Fund of Funds Composite is unmanaged, is not available for investment and does not incur fees.

5

HFR Indices are compiled by Hedge Fund Research, Inc. (“HFR”), an industry service provider. The HFRI Indices were incepted in January 1990, and are based on information self-reported by hedge fund managers that decide on their own, at any time, whether or not they want to provide, or continue to provide, information to HFR Asset Management, L.L.C. While the HFRI Indices are frequently used, they have limitations (some of which are typical of other widely used indices). These limitations include survivorship bias (the returns of the indices may not be representative of all the hedge funds in the universe because of the tendency of lower performing funds to leave the index); heterogeneity (not all hedge funds are alike or comparable to one another, and the index may not accurately reflect the performance of a described style); and limited data (many hedge funds do not report to indices, and the index may omit funds, the inclusion of which might significantly affect the performance shown.

The HFRI Indices are based on information self-reported by hedge fund managers that decide on their own, at any time, whether or not they want to provide, or continue to provide, information to HFR Asset Management, L.L.C. Therefore, these indices may not be complete or accurate representations of the hedge fund universe and may be biased in several ways. Results for funds that go out of business are included in the index until the date that they cease operations. All are net of all fees, denominated in U.S. dollars and equal-weighted. The information underlying the indices and the classification of the underlying funds have not been independently verified by either HFR or SkyBridge, and neither HFR nor SkyBridge make any representation as to their accuracy. Past performance does not guarantee future results. Actual results may vary.

The HFRI Indices are first published as estimates & then not finalized until 4 months have elapsed. The indices are updated 3 times per month, see www.hedgefundresearch.com for schedule.

SkyBridge Opportunity Fund LLC

Consolidated Statement of Assets and Liabilities

September 30, 2024 (Unaudited)

Assets

Investments in Investment Funds, at fair value (cost $861,263,931)	$1,057,414,210
Investments in securities, at fair value (cost $404,853,849)	359,792,589
Cash	976,519
Receivable for redemptions from Investment Funds	37,738,512
Interest receivable	610
Other assets	452,016

Total assets	1,456,374,456

Liabilities
Redemptions payable	72,773,565
Management fee payable	1,455,534
Account servicing fees payable	1,031,003
Professional fees payable	469,826
Directors’ fees payable	67,141
Accounts payable and other accrued expenses	212,641

Total liabilities	76,009,710

Commitments and contingencies (see Note 3)	–

Shareholders’ Capital (1,346,867.882 Shares Outstanding)	$1,380,364,746

Net asset value per share	$1,024.87

Composition of Shareholders’ Capital

Paid-in capital	$2,032,022,104
Distributable earnings (loss)	(651,657,358)

Shareholders’ Capital	$1,380,364,746

See accompanying notes to consolidated financial statements.

SkyBridge Opportunity Fund LLC

Consolidated Schedule of Investments

September 30, 2024 (Unaudited)

	First Acquisition Date	Cost		Fair Value	% of Shareholders’ Capital
Investments in Investment Funds - ‡
Cryptocurrency and Digital Assets
Bitwise 10 Index Offshore Fund, Ltd. - n	03/13/2024	$23,000,000		$20,723,449	1.50%
Brevan Howard Digital Asset Multi-Strategy Fund, L.P. Class B - b,e	04/01/2022	156,816,418		197,255,912	14.29
Brevan Howard Digital Asset Multi-Strategy Fund, L.P.
Class B - side pocket - d	04/01/2022	31,183,582		45,643,833	3.31
Galaxy Institutional Bitcoin Fund, Ltd. - a	11/22/2023	55,000,000		92,267,257	6.68
Galaxy Institutional Ethereum Fund, LP Class B - a,f	07/30/2024	7,018,698		5,823,239	0.42
Kingsway FCI Co-Investment SPC - d	07/01/2024	5,000,000		6,350,000	0.46
Multicoin Capital Offshore, SPC - b,e	12/01/2021	38,742,741		37,555,520	2.72
Multicoin Capital Offshore, SPC - side pocket - d	12/01/2021	23,432,108		5,139,198	0.37
NYDIG Institutional Bitcoin Fund LP - a,f	12/11/2020	4,372,710		19,624,187	1.42
Pantera Bitcoin Feeder Fund Ltd - a	12/08/2023	28,550,000		42,128,145	3.05
Polychain Global Ltd. - side pocket - d	01/01/2022	8,436,762		8,075,589	0.59
Pomp Bracket Digital Assets IV, LLC - d,m	08/05/2021	10,174,989		5,196,400	0.38

Total Cryptocurrency and Digital Assets		391,728,008		485,782,729	35.19

Directional Equity
Coatue Offshore Fund Ltd - liquidating account - d	01/01/2021	8,864,050		7,924,849	0.57
Harvest Claro, LLC - d,m	04/01/2021	18,352,305		5,565,898	0.40
Third Point Venture Offshore Fund I LP - c	10/14/2021	7,452,852		5,950,105	0.43
Whale Rock Flagship Fund Ltd - side pocket - d	11/01/2020	5,911,667		2,800,136	0.20

Total Directional Equity		40,580,874		22,240,988	1.60

Event Driven
AMC Credit Opportunities (Offshore) Fund LP Series A - b,e	03/01/2023	10,000,000		10,690,727	0.77
Axonic Credit Opportunities Fund L.P. - b	08/01/2011	123,769,361		148,286,613	10.74
Canyon Balanced Fund L.P. - b,e	05/01/2023	6,000,000		6,849,688	0.50
Medalist Partners Harvest SPV Ltd - d,k	04/01/2021	9,156,288		4,021,166	0.29
Oaktree Value Opportunities (Cayman) Fund, Ltd. - b,e	05/01/2023	18,250,912		20,561,662	1.49
Seer Capital Partners Fund L.P. - d	01/01/2012	4,641,940		4,238,526	0.31
Seer Capital Partners Offshore Fund II Ltd. - d	01/01/2020	29,905,424		17,345,906	1.26
Seer Capital Partners Offshore Fund Ltd. - d	01/01/2016	4,911,564		4,270,471	0.31
Third Point Partners Qualified LP - side pocket - d	06/01/2023	7,348,731		6,651,972	0.48

Total Event Driven		213,984,220		222,916,731	16.15

Relative Value
Elliott Associates, LP - e,o	07/01/2024	6,500,000		6,639,517	0.48
Elliott International Ltd - b,e	07/01/2024	6,500,000		6,632,988	0.48
Millennium International, Ltd. - b,e	08/01/2015	84,750,841		120,894,946	8.76
Point72 Capital International, Ltd. - b,e	06/01/2020	117,219,988		192,306,311	13.94

Total Relative Value		214,970,829		326,473,762	23.66

Total Investments in Investment Funds - *		$861,263,931	†	$1,057,414,210	76.60

See accompanying notes to consolidated financial statements.

SkyBridge Opportunity Fund LLC

Consolidated Schedule of Investments (continued)

September 30, 2024 (Unaudited)

	First Acquisition Date	Cost		Fair Value	% of Shareholders’ Capital
Investments in Securities
Antigua and Barbuda
Private Equity - ‡,*
FTX Trading Ltd. - g,l,m
Common stock (244,196 shares)	10/21/2021	$5,777,189		$-	0.00%
Series B preferred stock (352,658 shares)	08/02/2022	16,836,723		-	0.00
Series B-1 preferred stock (61,049 shares)	10/21/2021	2,222,794		-	0.00
Series C preferred stock (265,710 shares)	01/25/2022	12,370,621		-	0.00
Canada
Exchange Traded Fund (ETF)
3iQ Bitcoin ETF (8,011,000 shares)	11/15/2023	47,389,301		81,151,430	5.88
CI Galaxy Bitcoin ETF (7,582,000 shares)	11/07/2023	51,995,760		89,770,880	6.50
Fidelity Advantage Bitcoin ETF (2,253,000 shares)	11/14/2023	27,020,438		47,403,120	3.43
IShares Bitcoin Trust ETF (101,362 shares)	04/11/2024	4,071,712		3,662,209	0.27
Purpose Bitcoin ETF (7,958,250 shares)	11/07/2023	52,349,751		91,201,545	6.61
Cyprus
Private Equity - ‡,*
Genesis Digital Assets Limited - h,m
Ordinary shares (8 shares)	01/24/2022	24,900,962		3,100,248	0.22
Series A preferred shares (17 shares)	08/01/2021	35,416,667		6,588,026	0.48
United States
Private Equity - ‡,*
Chime Financial, Inc. - i,m
Series F preferred stock (373,534 shares)	11/24/2021	25,799,993		8,244,663	0.60
Homebrew Ventures I, L.P. - i,j,m	07/01/2021	11,987,538		2,844,587	0.21
Lightning Labs, Inc. - g,m	01/01/2022	2,000,000		1,794,462	0.13
MoonPay SPV LLC - i,m	02/01/2022	1,000,000		589,613	0.04
New York Digital Investment Group LLC
Class B2 (945 shares) - g,m	08/19/2021	22,620,000		4,166,816	0.30
Nova Labs, Inc.
Common stock (187,014 shares) - g,m	04/15/2022	10,016,470		4,967,342	0.36
Payward, Inc. - g,m
Series A preferred stock (352,861 shares)	12/01/2021	18,090,987		8,249,078	0.60
Series seed preferred stock (258,000 shares)	11/01/2021	13,287,000		6,058,570	0.44
West Realm Shires Inc. - g,l,m
Class A common stock (1,310,000 shares)	11/10/2021	199,945		-	0.00
Series A preferred stock (8,533,916 shares)	01/25/2022	19,499,998		-	0.00

Total Investments in Securities		$404,853,849	†	$359,792,589	26.07

Liabilities, less other Assets				(36,842,053)	(2.67)

Shareholders’ Capital				$1,380,364,746	100.00%

See accompanying notes to consolidated financial statements.

SkyBridge Opportunity Fund LLC

Consolidated Schedule of Investments (continued)

September 30, 2024 (Unaudited)

Note: Investments in underlying Investment Funds are categorized by investment strategy.

a	Redemptions permitted daily.
b	Redemptions permitted quarterly.
c	Term vehicles with multi-year hard lock, subject to periodic distributions. The Company held $5,950,105 (0.56% of total Investments in Investment Funds) of term vehicles at September 30, 2024.
d

Illiquid, redeemable only when underlying investment is realized or converted to liquid interest in Investment Fund. The Company held $123,223,944 (11.65% of total Investments in Investment Funds) of illiquid investments at September 30, 2024.

e	As of September 30, 2024, subject to gated redemptions (these are investor-level percentage limitations on redemption).
f

The Investment Fund is held by SkyBridge Multi-Adviser Hedge Fund Portfolios Sub-Fund I Ltd. (the “Sub-Fund”), a wholly-owned subsidiary of the Company. Investment Funds held by the Sub-Fund represent 2.41% of the total Investments in Investment Funds.

g	The industry for these securities is digital asset trading & servicing.
h	The industry for these securities is digital asset mining.
i	The industry for these securities is financial technology.
j	Forward agreement to receive shares of Plaid Inc. at a future date.
k

The investment is a restructuring of the Company’s interest in Medalist Partners Harvest Fund, LP and Medalist Partners Harvest Fund Ltd, which were first acquired on 8/1/2016 and 7/1/2017, respectively.

l

During the period, a related party owning a passive economic interest in the Adviser had a controlling interest in the private investments. The private investments are currently under Chapter 11 bankruptcy proceedings.

m	As of September 30, 2024, the value of this investment was determined using significant unobservable inputs.
n	Redemptions permitted weekly.
o	Redemptions permitted semi-annually.
‡

The Company’s Investments in Investment Funds and private equities are exempt from registration under the Securities Act of 1933, as amended, and contain restrictions on resale and cannot be sold publicly.

*	All Investments in Investment Funds and securities are non-income producing.
†	The cost and unrealized appreciation/(depreciation) of investments as of September 30, 2024, as computed for federal tax purposes, were as follows:

Aggregate cost	$1,598,047,623

Gross unrealized appreciation	$224,365,803
Gross unrealized depreciation	(405,206,627)

Net unrealized depreciation	$(180,840,824)

See accompanying notes to consolidated financial statements.

SkyBridge Opportunity Fund LLC

Consolidated Statement of Operations

Six Months Ended September 30, 2024 (Unaudited)

Investment income
Interest income	$194,717

Total investment income	194,717

Expenses
Management fee	8,780,890
Accounting servicing fees	6,107,766
Administration fees	2,319,895
Professional fees	1,847,077
Risk monitoring fees	540,674
Filing fees	146,214
Directors’ fees and expenses	134,845
Custodian fees	89,758
Miscellaneous expenses	508,766

Total expenses	20,475,885

Net investment loss	(20,281,168)

Net realized gain and net change in unrealized depreciation on investments in Investment Funds and securities

Net realized gain on sales of investments in Investment Funds	38,244,181
Net realized loss from securities	(2,151,228)
Net change in unrealized depreciation on investments in Investment Funds	(105,463,062)
Net change in unrealized depreciation on investments in securities	(44,250,073)

Net realized gain and net change in unrealized depreciation on investments in Investment Funds and securities	(113,620,182)

Net decrease in Shareholders’ Capital from operations	$(133,901,350)

See accompanying notes to consolidated financial statements.

SkyBridge Opportunity Fund LLC

Consolidated Statements of Changes in Shareholders’ Capital

	Six Months Ended September 30, 2024 (Unaudited)	Year Ended March 31, 2024
Operations
Net investment loss	$(20,281,168)	$(32,854,277)
Net realized gain on sales of investments in Investment Funds	38,244,181	66,777,548
Net realized loss from securities	(2,151,228)	(2,966,569)
Net change in unrealized appreciation/(depreciation) on investments in Investment Funds	(105,463,062)	336,850,596
Net change in unrealized appreciation/(depreciation) on investments in securities	(44,250,073)	160,603,349

Net increase/(decrease) in Shareholders’ Capital from operations	(133,901,350)	528,410,647

Distributions

Distributions from distributable earnings	-	(1,563,923)

Decrease in Shareholders’ Capital from Distributions to Shareholders	-	(1,563,923)

Shareholders’ Capital Transactions

Capital contributions	335,124	150,000
Reinvestment of distributions	-	1,048,241
Capital redemptions	(76,563,802)	(145,336,492)

Decrease in Shareholders’ Capital from Capital Transactions	(76,228,678)	(144,138,251)

Shareholders’ Capital at beginning of period	1,590,494,774	1,207,786,301

Shareholders’ Capital at end of period (1,346,867.882 and 1,421,162.693 shares outstanding at September 30, 2024 and March 31, 2024, respectively)	$1,380,364,746	$1,590,494,774

See accompanying notes to consolidated financial statements.

SkyBridge Opportunity Fund LLC

Consolidated Statement of Cash Flows

Six Months Ended September 30, 2024 (Unaudited)

Cash flows from operating activities

Net decrease in Shareholders’ capital from operations	$(133,901,350)
Adjustments to reconcile net increase in shareholders’ capital from operations to net cash provided by operating activities:
Purchases of investments in Investment Funds	(78,175,492)
Proceeds from disposition of investments in Investment Funds	170,829,039
Proceeds from disposition of investments in securities	16,000,068
Net realized gain on sales of investments in Investment Funds	(38,244,181)
Net realized loss from securities	2,151,228
Net change in unrealized depreciation on investments in Investment Funds	105,463,062
Net change in unrealized depreciation on investments in securities	44,250,073
Changes in operating assets and liabilities:
Decrease in interest receivable	1,601
Increase in other assets	(275,453)
Decrease in management fees payable	(221,645)
Decrease in professional fees payable	(81,512)
Increase in directors’ fees payable	6,841
Decrease in servicing fees payable	(156,999)
Decrease in accounts payable and other accrued expenses	(52,195)

Net cash provided by operating activities	87,593,085

Cash flows from financing activities

Capital redemptions, net of change in redemptions payable	(87,323,280)

Net cash used in financing activities	(87,323,280)

Net increase in cash	269,805

Cash at beginning of period	706,714

Cash at end of period	$976,519

Supplemental disclosure of financing activities:

Decrease in redemptions payable	$(11,094,602)

See accompanying notes to consolidated financial statements.

SkyBridge Opportunity Fund LLC

Consolidated Financial Highlights

	Six Months Ended September 30, 2024 (Unaudited)	Year Ended March 31, 2024	Year Ended March 31, 2023	Year Ended March 31, 2022	Year Ended March 31, 2021	Year Ended March 31, 2020
Net Asset Value per Share, beginning of period:	$1,119.15	$765.52	$1,146.02	$1,256.74	$910.11	$1,194.78

Income/(loss) from investment operations:
Net investment (loss)*	(14.29)	(21.39)	(23.75)	(29.97)	(23.55)	(23.28)
Net realized and unrealized gain/(loss) from investments	(79.99)	376.07	(325.96)	(36.62)	370.18	(234.37)

Total income/(loss) from investment operations	(94.28)	354.68	(349.71)	(66.59)	346.63	(257.65)

Distributions from net investment income	–	(1.05)	(30.79)	(26.30)	–	(27.02)
Return of capital	–	–	–	(17.83)	–	–

Total distributions	–	(1.05)	(30.79)	(44.13)	–	(27.02)

Net Asset Value per Share, end of period:	$1,024.87.	$1,119.15	$765.52	$1,146.02	$1,256.74	$910.11

Total return	(8.42%)(b)	46.37%	(30.29%)	(5.46%)	38.09%	(22.11%)

Ratios/Supplemental Data:
Shareholders’ capital, end of period:	$1,380,364,746	$1,590,494,774	$1,207,786,301	$2,037,935,953	$2,796,639,766	$3,568,181,401

Portfolio turnover	5.31%	30.61%(a)	30.51%	37.02%	48.41%	15.78%(a)
Ratio of expenses to average Shareholders’ capital**	2.78%(c)	2.72%	2.82%	2.45%	2.32%	1.97%
Ratio of net investment loss to average Shareholders’ capital**	(2.75%)(c)	(2.59%)	(2.73%)	(2.45%)	(2.32%)	(1.96%)

The above ratios and total returns may vary for individual investors based on the timing of capital transactions during the period.

(a)

The portfolio turnover excludes ETF transactions, had ETF transactions been included, the portfolio turnover for the year ended March 31, 2020 and the year ended March 31, 2024 would be 22.52% and 49.44% respectively.

(b)	Not Annualized. (c) Annualized.
*	Per share data of net investment loss is computed using the total of monthly income and expense divided by beginning of month shares.
**

The ratios of expenses and net investment loss to average Shareholders’ capital do not include the impact of expenses and incentive allocations or incentive fees related to the underlying Investment Funds or the impact of any placement fees paid by the Shareholder.

See accompanying notes to consolidated financial statements.

SkyBridge Opportunity Fund LLC

Notes to Consolidated Financial Statements

September 30, 2024 (Unaudited)

1.	Organization

SkyBridge Opportunity Fund LLC (formerly known as SkyBridge Multi-Adviser Hedge Fund Portfolios LLC) (the “Company”) was organized as a Delaware limited liability company on August 16, 2002, and had a name change on July 29, 2024. The Company is registered under the Investment Company Act of 1940 as amended (the “1940 Act”), as a closed-end, non-diversified management investment company. The Company is also registered under the Securities Act of 1933 as amended (the “1933 Act”).

The investment objective of the Company is to achieve capital appreciation principally through investing in investment funds (“Investment Funds”) managed by third-party investment managers (“Investment Managers”) that employ a variety of alternative investment strategies. These investment strategies allow Investment Managers the flexibility to use leveraged and/or short-sale positions to take advantage of perceived inefficiencies across the global markets, often referred to as “alternative” strategies. Because the Investment Funds following alternative investment strategies are often described as hedge funds, the investment program of the Company can be described as a fund of hedge funds.

The Company has a Sub-Fund, SkyBridge Multi-Adviser Hedge Fund Portfolios Sub-Fund I Ltd. (the “Sub-Fund”), which was organized as an exempted company organized under the laws of the Cayman Islands on December 9, 2020 and is a wholly owned subsidiary of the Company. The Sub-Fund pursues its investment objectives by investing in certain Investment Funds.

Shares of the Company (“Shares”) are sold to eligible investors (referred to as “Shareholders”). The minimum initial investment in the Company from each Shareholder is $25,000; the minimum additional investment is $10,000.

SkyBridge Capital II, LLC (the “Adviser” or “SkyBridge”), a Delaware limited liability company, serves as the Company’s investment adviser. The Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and, among other things, is responsible for the allocation of the Company’s assets to various Investment Funds. Under the Company’s governing documents, the Company has delegated substantially all authority to oversee the management of the operations and assets of the Company to the Board of Directors (each member a “Director” and collectively, the “Board of Directors”).

2.	Significant Accounting Policies

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and are expressed in United States dollars. The Company and its subsidiary are considered investment companies under GAAP and follow the accounting and reporting guidance applicable to investment companies in the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 946, Financial Services – Investment Companies (“ASC 946”). The following is a summary of significant accounting and reporting policies used in preparing the consolidated financial statements.

SkyBridge Opportunity Fund LLC

Notes to Consolidated Financial Statements (continued)

September 30, 2024 (Unaudited)

a.	Portfolio Valuation

The Company accounts for its investments in accordance with GAAP, and fair values its investments in accordance with the provisions of the FASB ASC Topic 820 Fair Value Measurements and Disclosures (“ASC 820”), which defines fair value, establishes a framework for measuring fair value and requires enhanced disclosures about fair value measurements. Investments are reflected in the consolidated financial statements at fair value. Fair value is the estimated amount that would be received to sell an asset, or paid to transfer a liability, in an orderly transaction between market participants at the measurement date.

The Company has formal valuation procedures approved by the Board of Directors. The Adviser performs its duties under the procedures principally through an internal valuation body, which meets at least monthly. The Board of Directors receives valuation reports from the Adviser on a quarterly basis and determines if valuation procedures are operating as expected and the outcomes are reliable.

Investments in Investment Funds are subject to the terms of the respective limited partnership agreements, limited liability company agreements, offering memoranda and such negotiated “side letter” or similar arrangements as the Adviser may have entered into with the Investment Fund on behalf of the Company. The Company’s investments in the Investment Funds are carried at fair value as determined by the Company’s interest in the net assets of each Investment Fund using net asset value, or its equivalent, (“NAV”) as a practical expedient or as otherwise determined in accordance with the Company’s valuation procedures.

Prior to investing in any Investment Fund, the Adviser will conduct a due diligence review of the valuation methodology utilized by the Investment Fund, and will perform ongoing monitoring due diligence. The results of ongoing, post-investment diligence reviews are used to assess the reasonableness of continued reliance on the valuations reported by the Investment Funds. The NAV supplied by Investment Funds are net of management and performance incentive fees or other allocations payable to the Investment Funds’ managers as required by the Investment Funds’ agreements. Each Investment Manager to which the Adviser allocates assets will charge the Company, as an investor in an underlying Investment Fund, an asset-based fee, and some or all of the Investment Managers will receive performance-based compensation in the form of an incentive fee. The asset-based fees of the Investment Managers are generally expected to range from 1% to 3% annually of the net assets under their management and the incentive fee is generally expected to range from 10% to 25% of net profits annually. These management and incentive fees are accounted for in the valuations of the Investment Funds and are neither included in the management fee reflected in the Consolidated Statement of Operations nor in expenses and net investment loss ratios reflected in the Consolidated Financial Highlights.

The Company may invest in Investment Funds that may designate certain investments within those Investment Funds, typically those that are especially illiquid and/or hard to value, as “special situation” (often called “Side-Pocket”) investments with additional redemption limitations. Such a Side-Pocket is, in effect, similar to a private equity fund that requires its investors to remain invested for the duration of the fund and distributes returns on the investment only when liquid assets are generated within the fund, typically through the sale of the fund’s illiquid assets in exchange for cash.

SkyBridge Opportunity Fund LLC

Notes to Consolidated Financial Statements (continued)

September 30, 2024 (Unaudited)

As a general matter, the fair value of the Company’s investment in an Investment Fund represents the amount that the Company can reasonably expect to receive if the Company’s investment was sold at its reported NAV. Determination of fair value involves subjective judgment and amounts ultimately realized may vary from estimated values. The Investment Funds generally provide for periodic redemptions ranging from daily to semi-annual, subject to various lock-up on liquidity provisions and redemption gates. Investment Funds generally require advance notice of a shareholder’s intent to redeem its interest, and may, depending on the Investment Funds’ governing agreements, deny or delay a redemption request. The Company considers whether a liquidity discount on any Investment Fund should be taken due to redemption restrictions or suspensions by the Investment Fund. No liquidity discount was applied when determining the fair value of the Investment Funds as of September 30, 2024. The underlying investments of each Investment Fund are accounted for at fair value as described in each Investment Fund’s financial statements. The Investment Funds may invest a portion of their assets in restricted securities and other investments that are illiquid.

Investments in private operating companies may consist of common stock, preferred stock, and debt of privately owned portfolio companies. The transaction price, excluding transaction costs, is typically the Company’s best estimate of fair value at acquisition. At each subsequent measurement date, the Company reviews the valuation of each investment and records adjustments as necessary to reflect the expected exit value of the investment under current market conditions. Ongoing reviews by the Company’s management are based on an assessment of the type of investment, the stage in the lifecycle of the portfolio company, and trends in the performance and credit profile of each portfolio company as of the measurement date.

b.	Basis of Consolidation

The accompanying consolidated financial statements include the accounts of the Sub-Fund, which was established to hold and manage certain Investment Funds. As of September 30, 2024, the Company owns 100% of the Sub-Fund. The Company’s investments held in the Sub-Fund, including the results of its operations, have been consolidated and all intercompany accounts and transactions have been eliminated in consolidation.

c.	Net Asset Value Determination

The net asset value of the Company is determined as of the close of business at the end of each month in accordance with the valuation principles set forth below or as may be determined from time to time pursuant to policies established by the Board of Directors.

Retroactive adjustments to the Company’s net asset value might be made after the valuation date, based on information which becomes available after a previous valuation date, which could impact the net asset value per share at which Shareholders purchase or sell Company Shares. For example, fiscal year-end net asset values of an Investment Fund may be revised as a result of a year-end audit performed by the independent auditors of that Investment Fund. Other adjustments to the Company’s net asset value may also occur from time to time, such as from the misapplication by the Company or its agents of the valuation policies described in the Company’s valuation procedures.

SkyBridge Opportunity Fund LLC

Notes to Consolidated Financial Statements (continued)

September 30, 2024 (Unaudited)

Retroactive adjustments to the Company’s net asset value and Shareholder accounts, which are caused by adjustments to the Investment Funds values or by a misapplication of the Company’s valuation policies, that are able to be made within 90 days of the valuation date(s) to which the adjustment would apply will be made automatically unless determined to be immaterial. Other potential retroactive adjustments, regardless of whether their impact increases or decreases the Company’s net asset value, are evaluated qualitatively and quantitatively by management of the Company in determining if adjustment is to be made. All retroactive adjustments are reported to the Company’s Board of Directors and reported to affected Shareholders.

The Company follows a policy which permits revisions to the number of Shares purchased or sold by Shareholders due to retroactive adjustments made under the circumstances described above which occur within 90 days of the valuation date. In circumstances where a retroactive adjustment is not made under the circumstances described above, Shares purchased or sold by Shareholders will not be adjusted. As a result, to the extent that the subsequent impact of the event which was not adjusted adversely affects the Company’s net asset value, the outstanding Shares of the Company will be adversely affected by prior repurchases made at a net asset value per Share higher than the adjusted value. Conversely, any increases in net asset value per Share resulting from such subsequent impact will be to the benefit of the holders of the outstanding Shares of the Company and to the detriment of Shareholders who previously had their Shares repurchased at a net asset value per Share lower than the post-impact value. New Shareholders may be affected in a similar way, because the same principles apply to the purchase of Shares.

d.	Income Recognition and Expenses

Interest income is recognized on an accrual basis as earned. Expenses are recognized on an accrual basis as incurred. Income, expenses and realized and unrealized gains and losses are recorded monthly.

Securities transactions are accounted for on a trade-date basis. Realized gains and losses on securities transactions are determined using cost calculated on a specific identification basis. Dividends are recorded on the ex-dividend date and interest is recognized on an accrual basis.

The change in an Investment Fund’s net asset value is included in net change in unrealized appreciation/(depreciation) on investments in Investment Funds on the Consolidated Statement of Operations. The Company accounts for realized gains and losses from Investment Fund transactions based on the pro-rata ratio of the fair value and cost of the underlying investment at the date of redemption. For tax purposes, the Company uses the cost recovery method with respect to sales of Investment Funds that are classified as partnerships for U.S. federal tax purposes, and the first-in-first-out method with respect to sales of Investment Funds that are classified as corporations for U.S. federal tax purposes.

The Company bears all expenses incurred in the course of its operations, including, but not limited to, the following: all costs and expenses related to portfolio transactions and positions for the Company’s account; professional fees; costs of insurance; registration expenses; and expenses of meetings of the Board of Directors.

SkyBridge Opportunity Fund LLC

Notes to Consolidated Financial Statements (continued)

September 30, 2024 (Unaudited)

e.	Income Taxes

It is the Company’s intention to meet the requirements of the Internal Revenue Code applicable to regulated investment companies (“RICs”) and distribute substantially all of its taxable net investment income and capital gains, if any, to Shareholders each year. While the Company intends to distribute substantially all of its taxable net investment income and capital gains, in the manner necessary to avoid imposition of the 4% excise tax, it is possible that some excise tax will be incurred. In such event, the Company will be liable for the tax only on the amount by which it does not meet the foregoing distribution requirements. During the period ended September 30, 2024, the Company did not incur any excise tax.

The Company has analyzed tax positions taken or expected to be taken in the course of preparing the Company’s tax return for all open tax years and has concluded, as of September 30, 2024, no provision for income tax is required in the Company’s consolidated financial statements. The Company’s federal and state income and federal excise tax returns for tax years for which the applicable statutes of limitations have not expired are subject to examination by the Internal Revenue Service and state departments of revenue. The Company recognizes tax related interest and penalties, if any, as income tax expense in the Consolidated Statement of Operations. During the period ended September 30, 2024, the Company did not incur any interest or penalties.

The Sub-Fund is a Cayman Islands exempted company and not subject to U.S federal, state and local income tax.

f.	Cash

Cash represents cash in a sweep account. Cash held at financial institutions may exceed the amount insured by the Federal Deposit Insurance Corporation. The Company has not experienced any losses in such accounts and does not believe it is exposed to any significant credit risk on such bank deposits.

g.	Use of Estimates and Reclassifications

The preparation of consolidated financial statements in conformity with GAAP requires management of the Company to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Changes in the economic environment, financial markets, and any other parameters used in determining these estimates could cause actual results to differ materially.

SkyBridge Opportunity Fund LLC

Notes to Consolidated Financial Statements (continued)

September 30, 2024 (Unaudited)

3.	Fair Value Disclosures

The Company uses the NAV, as a practical expedient, provided by Investment Funds as its measure of fair value of an investment in an Investment Fund when (i) the Company’s investment does not have a readily determinable fair value and (ii) the NAV of the Investment Fund is calculated in a manner consistent with the measurement principles of investment company accounting, including measurement of the underlying investments at fair value. In evaluating the level at which the fair value measurement of the Company’s investments have been classified, the Company has assessed factors including, but not limited to, price transparency, the ability to redeem at NAV at the measurement date and the existence or absence of certain redemption restrictions at the measurement date.

In accordance with the authoritative guidance on fair value measurements and disclosures under GAAP, the Company discloses the fair value of its investments in a hierarchy that prioritizes the inputs to valuation techniques used to measure the fair value. The hierarchy gives the highest priority to valuations based upon unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to valuations based upon unobservable inputs that are significant to the valuation (Level 3 measurement). The guidance establishes three levels of fair value as listed below.

Level 1- Inputs that reflect unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date;

Level 2- Inputs other than quoted prices that are observable for the asset or liability either directly or indirectly, including inputs in markets that are not considered to be active;

Level 3- Inputs that are unobservable.

The notion of unobservable inputs is intended to allow for situations in which there is little, if any, market activity for the asset or liability at the measurement date. Under Level 3, the owner of an asset must determine valuation based on their own assumptions about what market participants would take into account in determining the fair value of the asset, using the best information available.

The inputs or methodology used for valuing securities are not necessarily an indication of the risk associated with investing in those securities.

A financial instrument’s level within the fair value hierarchy is based upon the lowest level of any input that is significant to the fair value measurement. However, the determination of what constitutes “observable” requires significant judgment by the Adviser. The Adviser considers observable data to be market data which is readily available, regularly distributed or updated, reliable and verifiable, not proprietary, and provided by independent sources that are actively involved in the relevant market.

SkyBridge Opportunity Fund LLC

Notes to Consolidated Financial Statements (continued)

September 30, 2024 (Unaudited)

The following is a summary of the Company’s assets measured at fair value as of September 30, 2024, by ASC 820 fair value hierarchy levels:

Description	Level 1 Quoted Prices	Level 2 Significant Observable Inputs	Level 3 Significant Unobservable Inputs	Investments Measured at Net Asset Value	Total Fair Value at September 30, 2024
Investments in Investment Funds	$—	$—	$10,762,298	$1,046,651,912	$1,057,414,210
Investments in Securities
Exchange Traded Fund (ETF)	$313,189,184	$—	$—	$—	$313,189,184
Private Equity	$—	$—	$46,603,405	$—	$46,603,405

The Company’s investments in Investment Funds for which fair value is measured using NAV per share as a practical expedient, in the amount of $1,046,651,912 have not been categorized in the fair value hierarchy. This amount includes $25,447,426 held by the Sub-Fund. There were no purchases, sales or transfers out of Level 3 during the period. There was $(4,978,589), $(12,786,407) and $(175,423,482) unrealized (depreciation)/appreciation on cryptocurrency and digital assets, directional equity and private equity respectively, for the period ended September 30, 2024.

The following table summarizes the valuation methodology and significant unobservable inputs used to estimate the fair value of Level 3 investments as of September 30, 2024.

Type of Level 3 Investment	Fair Value as of September 30, 2024	Valuation Technique	Unobservable Input	Input Range	Input (weighted average)(1)

Investments in Investment Funds	$ 10,762,298	Market comparable companies	Revenue Multiple	3.3x-4.3x	3.8x
		Market comparable companies	ARR Multiple	40.0x-44.0x	42.0x

Investments in Securities
Private Equity	$ 46,603,405	Market comparable companies	Revenue Multiple	2.25x-2400x	100.7x
		Market comparable companies	Actual Hash Rate	75.0-100.0	87.5

(1)	Unobservable inputs were weighted by the relative fair value of the investments.

Changes in inputs such as Revenue multiple, EBITDA multiple or Actual Hash Rate multiple, each in isolation, may change the fair value of certain Company’s investments. Generally, an increase in Revenue multiples, EBITDA multiples, and Actual Hash Rates multiples may result in an increase in the fair value of certain Company’s investments.

The following is a summary of the investment strategies, their liquidity and redemption notice periods and any restrictions on the liquidity provisions of the investments in Investment Funds held by the Company as of September 30, 2024 and measured at fair value using the NAV per share practical expedient. Investment Funds with no current redemption restrictions may be subject to future gates, lock-up provisions or other restrictions, in accordance with their offering documents which would be considered in fair value measurement and disclosure.

Cryptocurrency and Digital Assets Investment Managers may pursue a variety of investment strategies in managing digital assets of an Investment Fund, and the Company may invest in

SkyBridge Opportunity Fund LLC

Notes to Consolidated Financial Statements (continued)

September 30, 2024 (Unaudited)

Investment Funds that provide access to a particular digital asset or assets without a discretionary investment strategy. The Company may also invest in Investment Funds whose Investment Managers have discretion to manage a diversified portfolio of digital assets. The Company and Investment Funds may hold long and short positions in digital assets. The Company and Investment Funds may also invest in securities of companies related, in whole or in part, to digital assets or digital asset technologies (including digital asset miners, payment technologies, digital security, or crypto trading exchanges), or that otherwise have direct or indirect exposure to emerging technologies. The Company and Investment Funds may invest in derivative contracts on digital assets, including cryptocurrency swap agreements, for hedging purposes and non-hedging purposes. The Company may use its assets to offset the carbon footprint associated with the Company’s exposure to Bitcoin and other digital assets. Generally, the Investment Funds within this strategy have daily to quarterly liquidity, subject to a 1 to 90 day notice period. Investment Funds in this strategy, representing approximately 15 percent of the Investment Funds in this strategy are illiquid or side pocket investments with suspended redemptions. Approximately 48 percent of the Investment Funds in this strategy have gated redemptions. The remaining approximately 37 percent of the Investment Funds in this strategy can be redeemed with no restrictions as of the measurement date.

Directional Equity funds take long and short stock positions. The manager may attempt to profit from both long and short stock positions independently, or profit from the relative outperformance of long positions against short positions. The stock picking and portfolio construction process is usually based on bottom-up fundamental stock analysis, but may also include top-down macro-based views, market trends and sentiment factors. Directional equity managers may specialize by region (e.g., global, U.S., Europe or Japan) or by sector. No assurance can be given that the managers will be able to correctly locate profitable trading opportunities, and such opportunities may be adversely affected by unforeseen events. In addition, short selling creates the risk of loss if the security that has been sold short appreciates in value. Generally, the Investment Funds within this strategy are illiquid. Investment Funds in this strategy, representing approximately 73 percent of the Investment Funds in this strategy are illiquid or side pocket investments with suspended redemptions. Approximately 27 percent of the Investment Funds in this strategy are term vehicles with multi-year hard locks subject to periodic distributions.

Event Driven strategies involve investing in opportunities created by significant transactional events such as spin-offs, mergers and acquisitions, bankruptcies, recapitalizations and share buybacks. Event driven strategies include “merger arbitrage” and “distressed securities”. Generally, the Investment Funds within this strategy have quarterly liquidity, subject to a 90 day notice period. Investment Funds in this strategy, representing approximately 16 percent of the Investment Funds in this strategy are illiquid or side pocket investments with suspended redemptions. Approximately 17 percent of the Investment Funds in this strategy have gated redemptions. The remaining approximately 67 percent of the Investment Funds in this strategy can be redeemed with no restrictions as of the measurement date.

Relative Value strategies seek to take advantage of specific pricing anomalies, while also seeking to maintain minimal exposure to systematic market risk. This may be achieved by purchasing one security previously believed to be undervalued, while selling short another security perceived to be overvalued. Relative value arbitrage strategies include equity market neutral, statistical arbitrage,

SkyBridge Opportunity Fund LLC

Notes to Consolidated Financial Statements (continued)

September 30, 2024 (Unaudited)

convertible arbitrage, and fixed income arbitrage. Some investment managers classified as multi-strategy relative value arbitrage use a combination of these substrategies. Generally, the Investment Funds within this strategy have quarterly to semi-annual liquidity, subject to a 45 to 90 day notice period. 100 percent of the Investment Funds in this strategy have gated redemptions, which are estimated to be lifted after 12 months.

Private Equity Investments: The Company also makes private investments in emerging portfolio companies (e.g., venture capital and growth equity investments) and may, on occasion, purchase and hold public equities. Equity investments are valued at initial transaction price and may subsequently be valued using valuation models in the absence of readily observable market prices. Valuation models are generally based on (i) earnings before interest, taxes, depreciation and amortization (EBITDA) multiples analysis, (ii) the value attributable to the equity instrument from the enterprise value of the portfolio company or the proceeds that would be received if the portfolio company liquidated, and (iii) market and income (discounted cash flow) approaches, in which various internal and external factors are considered. Factors include key financial inputs and recent public and private transactions for comparable investments. Key inputs used for the discounted cash flow approach include the weighted average cost of capital and investment terminal values derived from EBITDA multiples. An illiquidity discount may be applied where appropriate.

The availability of valuation techniques and observable inputs can vary from investment to investment and are affected by a wide variety of factors, including the type of investment, whether the investment is new and not yet established in the marketplace, the liquidity of markets, and other characteristics particular to the investment. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, determining fair value requires more judgment. Because of the inherent uncertainty of valuation, those estimated values may be materially higher or lower than the values that would have been used had a readily available market existed for such assets or liabilities and the values that may ultimately be realized. Accordingly, the degree of judgment exercised by the Manager in determining fair value is greatest for assets or liabilities categorized as Level 3.

The Company follows the authoritative guidance under GAAP on determining fair value when the volume and level of activity for the asset or liability have significantly changed and identifying transactions that are not orderly. Accordingly, if the Company determines that either the volume and/or level of activity for an asset or liability has significantly changed (from normal conditions for that asset or liability) or price quotations or observable inputs are not associated with orderly transactions, increased analysis and management judgment will be required to estimate fair value. Valuation techniques such as an income approach might be appropriate to supplement or replace a market approach in those circumstances.

The guidance also provides a list of factors to determine whether there has been a significant change in relation to normal market activity. Regardless of the valuation technique and inputs used, the objective for the fair value measurement in those circumstances is unchanged from what it would be if markets were operating at normal activity levels and/or transactions were orderly; that is, to determine the current exit price.

The Company has unfunded capital commitments in the amount of $25,278,326 as of September 30, 2024.

SkyBridge Opportunity Fund LLC

Notes to Consolidated Financial Statements (continued)

September 30, 2024 (Unaudited)

4.	Management Fee, Administrative Fee, Account Servicing Fee, Related Party Transactions and Other

The Adviser provides investment management services to the Company. The Adviser acts primarily to evaluate and select Investment Managers, to allocate assets, to establish and apply risk management procedures, and to monitor overall investment performance. In consideration for such services, the Company paid the Adviser a monthly management fee of 0.10% (1.20% annually) based on end of month Shareholders’ capital.

Hastings Capital Group, LLC (“Hastings”), an affiliate of the Adviser, has been appointed to serve as the Company’s principal underwriter (the “Principal Underwriter”) with authority to sell Shares directly and to appoint placement agents to assist the Principal Underwriter in selling Shares. Underwriting fees in the amount of $8,000 are accrued on a monthly basis. Total amounts expensed related to underwriting fees by the Company for the period ended September 30, 2024 were $48,000 and are included in miscellaneous expenses on the Consolidated Statement of Operations of which $8,000 remains payable and is included in accounts payable and other accrued expenses on the Consolidated Statement of Assets and Liabilities. Placement agents may be retained by the Company to assist in the placement of the Company’s Shares.

The Company has entered into agreements with third parties to act as additional placement agents for the Company’s Shares. Placement fees ranging from 0% to 3% of a Shareholder’s subscription amount may be paid to the placement agents by the Shareholder. Placement fees do not constitute a capital contribution by the Shareholder to the Company and will not be part of the assets of the Company. In addition to the placement fee paid by Shareholders, the Adviser or its affiliates, including the Principal Underwriter, may pay from their own resources additional compensation to the Placement Agents in connection with placement of Shares or servicing of investors. As to each investor referred by a Placement Agent to date, such additional compensation approximates 0.75% to 0.85% of the value of the Shares held by the investor per annum.

The Company is responsible for an annual account servicing fee of 0.85% of net assets paid to the Principal Underwriter. All or a portion of the account servicing fee is re-allowed to placement agents for services the placement agents provide to their customers that are shareholders of the Company. The Principal Underwriter will retain a portion of the account servicing fee for services provided to shares that were not distributed through placement agents. Total amount expensed for the account servicing fee for the period ended September 30, 2024 was $6,107,766 of which $1,031,003 remains payable.

The Adviser and BNY Mellon Investment Servicing (US) Inc. (“BNYM”) have separate agreements with the Company and act as co-administrators to the Company. BNYM provides certain accounting, recordkeeping, tax and investor related services and charges fees for their services based on a rate applied to the average Shareholders’ capital and are charged directly to the Company. Total amount expensed relating to administration services provided by BNYM for the period ended September 30, 2024 was $717,094 and is included in administration fees on the Consolidated Statement of Operations of which $106,040 remains payable and is included in accounts payable and other accrued expenses on the Consolidated Statement of Assets and Liabilities.

SkyBridge Opportunity Fund LLC

Notes to Consolidated Financial Statements (continued)

September 30, 2024 (Unaudited)

The Adviser provides a variety of administrative services under an agreement with the Company. In consideration for these services, the Company pays the Adviser an annual fee equal to 0.20% of the Company’s average net assets. Effective August 1, 2024, the Adviser administrative service fee increased to 0.25%. The total amount expensed for the period ended September 30, 2024 was $1,602,801 and is included in administration fees on the Consolidated Statement of Operations of which none remains payable.

Certain Directors of the Company are also directors and/or officers of other investment companies that are advised by the Adviser, including SkyBridge G II Fund, LLC.

Each Director who is not an “interested person” of the Company, as defined by the 1940 Act, receives, for his service as Director of the Company and SkyBridge G II Fund, LLC, an annual retainer of $90,000, a fee per telephonic meeting of the Board of Directors of $500 and a fee per in person meeting of the Board of Directors of $1,000 plus reasonable out of pocket expenses. Effective August 1, 2024, the annual retainer increased to $100,000. The Chair of the Audit Committee will receive a $10,000 per year supplemental retainer. Directors will be reimbursed by the Company for their travel expenses related to Board meetings. A portion of such fees and costs will be allocated to each fund according to its relative net assets and a portion will be split equally between each fund. Additional information about the directors may be found in the Company’s Prospectus. Total amounts expensed related to Directors by the Company for the period ended September 30, 2024 were $134,845, of which $67,141 remains payable.

The Bank of New York Mellon serves as custodian of the Company’s assets and provides custodial services for the Company. Fees payable to the custodian and reimbursement for certain expenses are paid by the Company. Total amounts expensed related to custodian fees by the Company for the period ended September 30, 2024 were $89,758, of which $13,212 remains payable and is included in accounts payable and other accrued expenses on the Consolidated Statement of Assets and Liabilities.

The Company has elected to, and intends to meet the requirements necessary to, qualify as a RIC under Subchapter M of the Internal Revenue Code of 1986, as amended. As such, the Company must satisfy, among other requirements, certain ongoing asset diversification, source-of-income and annual distribution requirements imposed by Subchapter M. To facilitate compliance with certain asset diversification requirements, the Company retains an independent third-party service provider. The primary roles of the third-party service provider are to collect and aggregate information with respect to the Investment Funds’ holdings and to test the Company’s compliance with certain asset diversification requirements each quarter. Total amount expensed relating to these services for the period ended September 30, 2024 was $540,674 and is included in risk monitoring fees on the Consolidated Statement of Operations, of which $83,514 remains payable and is included in accounts payable and other accrued expenses on the Consolidated Statement of Assets and Liabilities.

The Company owns interests in certain investments which, during the period, were controlled by a related party owning a passive economic interest in the Adviser. The fair value of these investments is $0 as of September 30, 2024. The impact of valuing these investments at $0 is disclosed as the net change in unrealized depreciation on investments in securities of a related party of the Adviser on the Company’s statement of changes in shareholders’ capital.

SkyBridge Opportunity Fund LLC

Notes to Consolidated Financial Statements (continued)

September 30, 2024 (Unaudited)

5.	Securities Transactions

The following table lists the aggregate purchases and proceeds from sales of Investment Funds and Securities for the period ended September 30, 2024, gross unrealized appreciation, gross unrealized depreciation and net unrealized appreciation as of September 30, 2024.

Cost of purchases*	$108,383,530

Proceeds from sales*	$183,197,280

Gross unrealized appreciation	$393,989,700
Gross unrealized depreciation	(241,900,681)

Net unrealized appreciation	$151,089,019

*

Cost of purchases and proceeds from sales include non-cash transfers of $30,208,038 representing transfers between investment in Investment Funds for the period ended September 30, 2024, representing transfers between share classes within the same Investment Fund, onshore and offshore Investment Funds under the same manager, and Investment Funds under the same manager.

6.	Contributions, Redemptions, and Allocation of Income

The Company is authorized to issue an unlimited number of Shares, all at $0.00001 par value per Share. Such par value is included in paid-in capital in the Consolidated Statement of Assets and Liabilities. Generally, initial and additional subscriptions for Shares may be accepted as of the first day of each month. The Adviser has been authorized by the Board of Directors of the Company to accept or reject any initial and additional subscriptions for Shares in the Company. The Board of Directors from time to time and in its complete and exclusive discretion, may determine to cause the Company to repurchase Shares from Shareholders pursuant to written tenders by Shareholders on such terms and conditions as it may determine. The Adviser expects that it typically will recommend to the Board of Directors that the Company offer to repurchase 5% to 25% of total outstanding Shares from Shareholders semi-annually, on each March 31 and September 30 (or, if any such date is not a business day, on the immediately preceding business day).

As of September 30, 2024, a tender offer with a 5% limit was oversubscribed. As a result, the Company purchased shares on a pro rata basis of 7.42% of the total shares submitted for tender.

SkyBridge Opportunity Fund LLC

Notes to Consolidated Financial Statements (continued)

September 30, 2024 (Unaudited)

Transactions in Shares were as follows for the period ended September 30, 2024 and year ended March 31, 2024:

	September 30, 2024	March 31, 2024
Shares outstanding, beginning of period	1,421,162.693	1,577,723.681
Shares purchased	328.980	196.228
Shares issued for reinvestment of distributions	–	1,180.719
Shares redeemed	(74,623.791)	(157,937.935)

Shares outstanding, end of period	1,346,867.882	1,421,162.693

7.	Risk Factors

In the normal course of business, the Investment Funds in which the Company invests trade various financial instruments and enter into various investment activities with off-balance sheet risk. These include, but are not limited to, short selling activities, writing option contracts and entering into equity swaps. The Company’s risk of loss in these Investment Funds is limited to the value of its investment in the respective Investment Funds.

The Company is subject to various risks including market risk, liquidity risk, and other risks related to its investment in Investment Funds holding digital assets. Investing in digital assets is currently unregulated, highly speculative, and volatile. Digital asset prices may be volatile and are subject to influence by many factors including the levels of liquidity. Extreme volatility, including significant declines in the trading prices of digital assets, could have a material adverse effect on the value of the Company. In addition, the regulatory landscape for digital assets is undefined and rapidly developing. Regulation of digital assets can vary significantly among non-U.S. or U.S. federal, state and local jurisdictions and is subject to significant uncertainty. Federal, state or foreign governments may restrict the use and exchange of digital assets at any time, and changes in the market or regulatory landscape could limit the ability of Investment Funds to pursue investment strategies in digital assets, or cause digital assets to lose significant, or all, of their value. Further, Investment Funds with exposure to digital assets or technologies may operate in highly regulated industries, resulting in higher regulatory scrutiny and risk of regulatory action.

The Company may invest in the securities of individual issuers, which may be private companies in early stages of their development. The prices of growth securities are often highly sensitive to market fluctuations because of their heavy dependence on future earnings or cash flow expectations, and can be more volatile than the market in general. Performance of individual securities can vary widely. When there is no willing buyer and a security cannot be readily sold at the desired time or price due to lock-ups or market conditions, the Company may need to accept a lower price or may not be able to sell the security at all. An inability to sell securities, at the Company’s desired price or at all, can adversely affect the Company’s value or prevent the Company from being able to take advantage of other investment opportunities. Investments in single issuers are subject to substantially higher market and issuer risks than investments in diversified Investment Funds.

SkyBridge Opportunity Fund LLC

Notes to Consolidated Financial Statements (continued)

September 30, 2024 (Unaudited)

8.	Income Taxes

As of September 30, 2024, the cost and composition of unrealized appreciation and depreciation on investments for federal income tax purposes is as follows:

Federal tax cost	$1,598,047,623

Gross unrealized appreciation	$224,365,803
Gross unrealized depreciation	(405,206,627)

Net unrealized depreciation	$(180,840,824)

The tax basis of distributable earnings as of March 31, 2024, the Company’s last fiscal year end, shown below represent future distribution requirements the Company must satisfy under the income tax regulations and losses the Company may be able to offset against income and gains realized in future years.

Undistributed ordinary income	$209,198,023
Undistributed net capital gains/(capital loss carryforward)	(695,818,627)
Qualified late year loss deferrals	-
Accumulated net unrealized depreciation on investments	(31,135,404)

Distributable earnings (loss)	$(517,756,008)

9.	Subsequent Events

Management has evaluated the impact of all subsequent events on the Company through the date the consolidated financial statements were issued, and has determined that there were no subsequent events requiring recognition or disclosure in the consolidated financial statements.

SkyBridge Opportunity Fund LLC

FUND MANAGEMENT

(Information Unaudited)

The Company’s officers are appointed by the Directors and oversee the management of the day-to-day operations of the Company under the supervision of the Board of Directors. Two of the Directors and all of the officers of the Company are directors, officers or employees of the Adviser or its subsidiaries. The other Directors are not affiliated with the Adviser or its subsidiaries and are not “interested persons” as defined under Section 2(a)(19) of the 1940 Act (the “Independent Directors”). A list of the current Directors and officers of the Company and a brief statement of their present positions, principal occupations and directorships during the past five years are set out below. Additional information about the Company’s Directors is available in the Company’s Prospectus without charge, upon request by calling (888) 759-2730. To the fullest extent allowed by applicable law, including the 1940 Act, the LLC Agreement indemnifies the Directors and officers for all costs, liabilities and expenses that they may experience as a result of their service as such.

Certain of the Directors and officers of the Company are also directors and/or officers of other investment companies that are advised by the Adviser, including SkyBridge G II Fund, LLC. (The Company and such other investment companies, if also registered under the 1940 Act, are referred to collectively in this section of the Prospectus as the “Fund Complex”.) The address for each Director and officer in his or her capacity as such is 527 Madison Avenue, 4th Floor, New York, New York 10022.

SkyBridge Opportunity Fund LLC

INDEPENDENT DIRECTORS

(Information Unaudited)

NAME AND AGE	POSITION(S) HELD WITH THE COMPANY	TERM OF OFFICE* AND LENGTH OF TIME SERVED	PRINCIPAL OCCUPATION(S) DURING PAST 5 YEARS	NUMBER OF PORTFOLIOS IN FUND COMPLEX OVERSEEN BY DIRECTOR	OTHER DIRECTORSHIPS HELD BY DIRECTOR

R. Stephen Hale (born 1951)	Director	December 2018 to present	Retired since 2017; prior thereto, Senior Hedge Fund Relationship Manager in Europe for BNP Paribas (financial services).	Two	SkyBridge G II Fund, LLC

James G. Jackson (born 1964)	Director	August 2021 to present	Chief Financial Officer at Saviynt, Inc. (cloud migration and cybersecurity services) (August 2021–present); Former Chief Financial Officer at Tanium, Inc.	Two	SkyBridge G II Fund, LLC
(cybersecurity) (February–November 2020); prior thereto, Executive Vice President and Chief Financial Officer at Breitburn Management Company (2006–2018) (oil and gas).

Kristin Smith (born 1981)	Director	January 2022 to present	CEO, Blockchain Association (January 2023–present); Executive Director, Blockchain Association (2018–2022); Director, Filecoin Foundation for the Decentralized Web (2021–present); Owner, Kaymac Corporation (blockchain advisory services) (2021–present); Advisor, Lobbying and Policy, Thompson Coburn (2017–2018); Director of Public Policy, Vogel Hood Group (2014–2017).	Two	SkyBridge G II Fund, LLC

*

Each Director serves until his or her successor is duly elected and qualifies, or until his or her death, resignation, retirement or removal as provided by the Company’s limited liability company agreement or statute. A Director shall retire from the Board at the meeting next succeeding his or her 75th birthday.

SkyBridge Opportunity Fund LLC

INTERESTED DIRECTORS

(Information Unaudited)

NAME AND AGE	POSITION(S) HELD WITH THE COMPANY	TERM OF OFFICE* AND LENGTH OF TIME SERVED	PRINCIPAL OCCUPATION(S) DURING PAST 5 YEARS	NUMBER OF PORTFOLIOS IN FUND COMPLEX OVERSEEN BY DIRECTOR	OTHER DIRECTORSHIPS HELD BY DIRECTOR

Raymond Nolte (born 1961)	President and Director (Chair)	September 2005 to present	Chief Investment Officer, SkyBridge (2010-present); CEO, Citigroup Alternative Investments Fund of Hedge Funds Group (2005-2010); President, Director and Portfolio Manager of SkyBridge Opportunity Fund LLC since 2005.	Two	SkyBridge G II Fund, LLC

Brett S. Messing (born 1964)	Director	October 2019 to present	President (since 2018), Partner and Chief Operating Officer at SkyBridge (since 2019); Senior Advisor at Export — Import Bank of the United States (2017).	Two	SkyBridge G II Fund, LLC

*

Each Director serves until his or her successor is duly elected and qualifies, or until his or her death, resignation, retirement or removal as provided by the Company’s limited liability company agreement or statute. A Director shall retire from the Board at the meeting next succeeding his or her 75th birthday.

SkyBridge Opportunity Fund LLC

OFFICERS

(Information Unaudited)

NAME AND AGE	POSITION(S) HELD WITH THE COMPANY	TERM OF OFFICE* AND LENGTH OF TIME SERVED	PRINCIPAL OCCUPATION(S) DURING PAST 5 YEARS

Raymond Nolte (born 1961)	President and Director	September 2005 to present	See table for “Interested Directors” above

Christopher Hutt (born 1970)	Vice President	June 2009 to present	Vice President, SkyBridge Opportunity Fund LLC (2009-present); Vice President, SkyBridge GII Fund, LLC (July 2011-present); Partner, SkyBridge Capital (January 2015-present)

A. Marie Noble (born 1972)	Chief Compliance Officer	December 2010 to present	Chief Compliance Officer, SkyBridge Opportunity Fund LLC (2010 to present); Chief Compliance Officer, SkyBridge GII Fund, LLC (July 2011-present); General Counsel and Chief Compliance Officer, SkyBridge Capital (2010-present)

Robert J. Phillips (born 1962)	Treasurer and Principal Financial Officer	July 2010 to present	Treasurer and Principal Financial Officer, SkyBridge Opportunity Fund LLC (2010-present); Treasurer and Principal Financial Officer SkyBridge GII Fund, LLC (July 2011-present); Partner and Chief Financial Officer, SkyBridge Capital (2007-present)

Minna Urrey (born 1982)	Secretary	March 2023 to present	Secretary, SkyBridge GII Fund, LLC (March 2023-present); Secretary, SkyBridge Opportunity Fund LLC (March 2023-present); Managing Director, Deputy Chief Compliance Officer, SkyBridge Capital (October 2022- present); Managing Director, Senior Compliance Officer, SkyBridge Capital (January 2021-October 2022); Director, Senior Compliance Officer, SkyBridge Capital (February 2011-January 2021)

*	Each officer holds office until his or her successor is duly elected and qualifies, or until his or her death, resignation, retirement or removal by the Board.

SkyBridge Opportunity Fund LLC

ADDITIONAL INFORMATION

(Information Unaudited)

PROXY VOTING

A description of the Company’s Proxy Voting Policies and Procedures and the Company’s portfolio securities voting record for the period is available on the Securities and Exchange Commission’s (“SEC”) web site at www.sec.gov. These are found on the site under “Filings - Search for Company Filings” and then “Company or fund name”.

The Company’s Statement of Additional Information contains additional information about the Company’s directors and is available, without charge, upon request, with a toll-free (or collect) telephone number and e-mail address, if any, for shareholders to use to request the Statement of Additional Information.

FILING OF QUARTERLY SCHEDULE OF PORTFOLIO HOLDINGS (“FORM NPORT-EX”)

The Company files its complete schedule of portfolio holdings with the SEC for the first and third quarters of each fiscal year on Form NPORT-EX. The Company’s Form NPORT-EX is available on the SEC’s web site at www.sec.gov (by conducting a “Search for Company Filings”) and may also be reviewed and copied at the SEC’s Public Reference Room in Washington, D.C. Information on how to access documents on the SEC website without charge may be obtained by calling (800) SEC-0330.

SkyBridge Opportunity Fund LLC

INVESTMENT ADVISORY AGREEMENT

(UNAUDITED)

Board Consideration and Approval of Advisory Agreement

On September 19, 2024, the Board of Directors (the “Board”) and the Directors who are not interested persons (as defined in the Investment Company Act of 1940, as amended (the “1940 Act”)) (the “Independent Directors”) of SkyBridge Opportunity Fund LLC (the “Fund”) unanimously approved the continuation of the Investment Advisory Agreement (the “Advisory Agreement”) between SkyBridge Capital II, LLC, the Fund’s investment adviser (“SkyBridge” or the “Adviser”), and the Fund. As detailed below, the Board met to review and discuss, among themselves and with the management team of the Adviser, materials provided by the Adviser and others before determining to approve the continuation of the Advisory Agreement.

In connection with its deliberations regarding the continuation of the Advisory Agreement, the Board evaluated materials requested from the Adviser regarding the Fund and the Advisory Agreement. After reviewing the information provided by the Adviser, the Independent Directors requested supplemental information, and the Adviser provided information in response. The Board discussed these materials with representatives of the Adviser at a Board meeting held on September 19, 2024. In addition, the Board and its various committees consider matters bearing on the Advisory Agreement at other meetings throughout the year and in prior years and meet regularly with senior management of the Fund and the Adviser. The Board also consulted with Fund counsel and the Independent Directors’ independent legal counsel, who advised on various matters with respect to the Board’s considerations and otherwise assisted the Board in its deliberations. On September 19, 2024, the Board, including the Independent Directors, unanimously approved the continuation of the Advisory Agreement for the Fund.

The Board considered all information that they, their legal counsel, or the Adviser believed reasonably necessary to evaluate and to determine whether to approve the continuation of the Advisory Agreement. The information and factors considered by the Board included, among other things, the following:

●

Information on the investment performance of the Fund relative to the performance of a group of funds determined to be comparable to the Fund by a third-party data provider, Broadridge Financial Solutions, Inc. (“Broadridge”), with input from the Adviser (the “Peer Group”);

●	Information on the Fund’s management fees and total expenses, including information comparing the Fund’s expenses to those of the Peer Group;

●	The terms and conditions of the Advisory Agreement;

●

The terms and conditions of other agreements and arrangements with the Adviser and its affiliates relating to the operations of the Fund, including agreements with respect to the provision of administration services to the Fund by the Adviser and the provision of distribution, transfer agency and shareholder services to the Fund by affiliates of the Adviser;

SkyBridge Opportunity Fund LLC

●	Descriptions of various functions performed by the Adviser under the Advisory Agreement, including portfolio management and portfolio trading practices;

●	Information regarding the management fees of similarly-managed portfolios of other clients of the Adviser, including institutional accounts and other funds;

●	Information regarding the reputation, regulatory history and resources of the Adviser, including information regarding senior management, portfolio managers and other personnel;

●

Information regarding the capabilities of the Adviser with respect to compliance monitoring services, including an assessment of the Adviser’s compliance system by the Fund’s Chief Compliance Officer; and

●	The financial condition of the Adviser and the profitability to the Adviser and its affiliates from their relationships with the Fund.

Nature, Extent and Quality of Services Provided by SkyBridge

The Board considered the nature, extent and quality of services provided to the Fund by the Adviser under the Advisory Agreement and under the separate administration agreement with the Fund, and the resources dedicated to the Fund by SkyBridge and its affiliates. The Board considered, among other things, the Adviser’s ability to attract, motivate and retain highly qualified portfolio management, compliance and administrative team members, and noted the background and experience of these individuals. The Board noted that SkyBridge referred to the long-term continuity of its key personnel and continued ability to recruit highly qualified employees as important to its ability to continue to provide services at historical levels.

The Board also considered the professional experience and qualifications of the senior personnel of the Adviser, which included consideration of the Adviser’s experience with similarly-structured funds. The Board noted that the Adviser provides the Fund with investment research, advice and supervision and continuously furnishes an investment portfolio for the Fund consistent with the Fund’s investment objectives, policies and restrictions as set forth in the Fund’s prospectus. The Board considered the compliance programs of, and the compliance-related resources provided to the Fund by the Adviser and its affiliates and the resources dedicated by the Adviser and its affiliates to risk management, and considered the Adviser’s ability to provide administrative services to the Fund and coordinate the activities of the Fund’s other service providers.

After reviewing these and related factors, the Board concluded, within the context of their overall conclusions, that the nature, extent and quality of the services provided to the Fund supported the approval of the continuation of the Advisory Agreement.

SkyBridge Opportunity Fund LLC

Investment Performance of the Fund and SkyBridge

The Board reviewed the investment performance of the Fund over various time periods on both an absolute and a relative basis. Performance was reviewed against the performance of the Peer Group. The Board noted that the Fund’s performance during its most recently completed fiscal year was better than the performance of each fund in the Peer Group during each such fund’s most recently completed fiscal year. The Board considered the Fund’s longer-term performance as well as the Adviser’s discussions of the key drivers of the Fund’s past and potential future returns. The Board concluded that the Fund’s recent and longer-term performance was sufficient, in light of other considerations, to warrant continuation of the Advisory Agreement. Those other considerations included, among others, the overall market environment and the volatility in the digital asset industry that had contributed to the Fund’s short-term performance results.

The Board also considered the Adviser’s performance and reputation generally, the Adviser’s historical responsiveness to Board concerns about performance, the Adviser’s willingness to take steps intended to improve performance in prior periods, and the apparent results of those efforts. After reviewing these and related factors, the Board concluded, within the context of its overall conclusions, that the performance of the Fund and the Adviser was sufficient, in light of other considerations, to support the continuation of the Advisory Agreement.

Management Fees and Other Expenses and the Costs of Services Provided and Profits Realized by SkyBridge from the Relationship with the Fund

The Board considered the management fees charged to the Fund under the Advisory Agreement as well as the total expenses incurred by the Fund. SkyBridge’s management fees were considered in light of various data points, including fee and total expense information provided by SkyBridge and Broadridge, and fees for other SkyBridge products. In assessing the reasonableness of the fees under the Advisory Agreement, the Board considered, among other information, the Fund’s total expense ratio as a percentage of average monthly net assets as well as the overall effects of the various fees paid by the Fund to its service providers. The Board discussed the separate fees payable to SkyBridge for administrative services, as well as the account servicing fees paid by the Fund to an affiliate of SkyBridge. The Board noted that these fees—although not being paid for advisory services—nonetheless represent an additional source of revenue to SkyBridge and its affiliates from the Fund.

The Board also considered information about the management fees charged by the Adviser to private funds. In considering these fees, the Board took into account, among other things, the Adviser’s representations about the differences between managing registered closed-end funds as compared to private funds, including differences in the services provided, differences in the risk profile of such business for the Adviser and the additional resources required to manage registered funds effectively. In evaluating the Fund’s management fees, the Board also took into account the demands, complexity and quality of the investment management of the Fund, including the diligence and monitoring of managers to the underlying hedge funds in which the Fund invests.

The Board considered the compensation directly or indirectly received by the Adviser and its affiliates in connection with their relationships with the Fund, including SkyBridge’s financial condition and

SkyBridge Opportunity Fund LLC

profitability. The Board also took note of the costs the Adviser and its affiliates incur in connection with the services provided and the profitability to the Adviser and its affiliates from their relationships with the Fund. The Board received and reviewed information regarding the profitability of the Adviser with respect to Fund-related activities. The Adviser described the historic structure of the distribution model for the Fund.

The Board considered a description provided by management of the methodology and inputs used to estimate the Adviser’s profitability in the 2023 calendar year. The Board recognized that profitability may be affected by numerous factors including, among other things, fee waivers and expense reimbursements by the Adviser, the types of strategies managed, costs of recruiting and retaining personnel, taxes, expense allocations and business mix.

After reviewing these and related factors, the Board concluded, within the context of their overall conclusions, that the management fee rates and expenses of the Fund, in light of other considerations, including the costs of services provided and the profitability to the Adviser and its affiliates from their relationships with the Fund, warranted the continuation of the Advisory Agreement.

Economies of Scale

The Board considered the potential existence of economies of scale in the provision by the Adviser of services to the Fund and to the Adviser’s investment advisory clients as a whole, and whether those economies of scale were shared with the Fund, such as through fee breakpoints, expense limitation arrangements or additional investments by the Adviser in portfolio management, compliance, technology, administration and other resources.

In considering these matters, the Board also considered the costs of the services provided and the profitability to the Adviser and its affiliates from their relationships with the Fund, as noted above. After reviewing these and related factors, the Board concluded, within the context of their overall conclusions, that the extent to which any economies of scale were expected to be shared with the Fund supported the continuation of the Advisory Agreement.

Other Benefits to the Adviser

The Board received and considered information regarding “fall-out” or ancillary benefits received by the Adviser and its affiliates as a result of their relationships with the Fund, such as the engagement of the Adviser and its affiliates to provide distribution and administrative services to the Fund. The Board also considered the administrative services fees paid to the Adviser by the Fund. The Board considered that the Adviser may obtain greater exposure to the public as a result of managing the Fund, which could lead to additional business opportunities, such as unregistered fund investments or separately managed account opportunities. The Board noted that the Adviser may also obtain economic benefit from its management of both the Fund and other funds or accounts with respect to the potential economic leverage of its service provider relationships. The Board recognized that the Adviser’s profitability would be somewhat lower without these benefits.

SkyBridge Opportunity Fund LLC

Conclusion

The Board reviewed all of the above considerations in reaching its decision to approve the continuation of the Advisory Agreement. In its deliberations, the Directors did not identify any particular information that was all-important or controlling, and individual Directors may have attributed different weights to the various factors. Based on their evaluation of all factors that they deemed to be material, including those factors described above, and assisted by the advice of independent legal counsel, the Board, including the Independent Directors, voting separately, unanimously approved the continuation of the Advisory Agreement.